AGILYSYS ANNOUNCES SENIOR MANAGEMENT CHANGES

Initiates CEO Succession Search; Jim Dennedy to Continue to Serve as CEO through Successor Appointment

Announces CFO Resignation; Tony Pritchett, Senior Director of Operations, to Serve as Interim CFO

Company Reaffirms Fiscal 2017 Annual Revenue Guidance of Approximately $132 - $136 Million

Alpharetta, GA - October 26, 2016 - Agilysys, Inc. (Nasdaq: AGYS) (“the Company”), a global provider of next-generation hospitality software solutions and services, announced that it has initiated a search process to identify a successor CEO to lead the next stage of the Company's growth.

Michael Kaufman, Chairman of the Agilysys Board of Directors, stated, "Under Jim's leadership, Agilysys narrowed its focus to directly address the needs of hospitality operators with leading solutions that enable our customers to create closer connections with their guests. As a result, the Company has returned to consistent double digit revenue growth, developed and introduced the rGuest platform, the industry’s first advanced technology platform for lodging and food and beverage hospitality operations, and delivered a suite of cloud-based solutions that will transform the guest experience.

“Looking forward, the opportunities available to Agilysys have expanded dramatically in the past year, and the Board is committed to accelerating spend on go-to-market strategy and actions that support our objectives. We have already established a search committee that is working diligently to identify a proven, high performance executive to take advantage of the significant growth opportunities in front of us while further positioning the Company to achieve accelerated growth. On behalf of the Board of Directors, I would like to thank Jim for leading our turnaround and the transformation of the Company into a leading hospitality software solutions provider with a growing cloud-based solution portfolio driving increased subscription-based revenues.”

Mr. Dennedy remarked, "I am proud of the team's accomplishments in returning the Company to growth through the successful launch of our rGuest platform and the ongoing adoption of our iconic solutions. I am confident that Agilysys has the right products and strategy in place that will allow us to further solidify our leadership role in the industry. I look forward to working with the Board and the next CEO to help deliver a seamless transition."

Separately, the Company announced that Chief Financial Officer, Janine Seebeck, has notified the Company that she is resigning from her position effective November 18, 2016 as she has accepted a CFO position at a company that does not compete with Agilysys. Ms. Seebeck’s resignation is not the result of any disagreement with the Board, management or the Company’s independent auditors with respect to the Company's financial or accounting practices. Tony Pritchett, the Company’s Senior Director of Operations, will serve as Interim CFO until the appointment of a permanent successor. Mr. Pritchett is a certified public accountant who joined Agilysys in 2012 as Controller of the Retail Solutions Group and has subsequently served as the Company’s Controller as well as in his current role as Senior Director of Operations.

Mr. Kaufman added, "Our accounting and finance department is well-staffed, experienced and capable, and we are confident that Tony will capably lead our team and facilitate a smooth transition.”

Agilysys today reaffirmed guidance for fiscal 2017 annual revenue to be in the range of $132 - $136 million. The Company will release its fiscal 2017 second quarter results after the market close on Wednesday, November 9, 2016 and host a conference call and webcast at 4:30 p.m. ET that day. Details of the conference call and webcast will be provided at a later time.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2016. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, and offices in Singapore, Hong Kong, Malaysia and Philippines. For more information, visit www.agilysys.com.

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Investor Contact:
James Dennedy
Chief Executive Officer
Agilysys, Inc.
770-810-7800 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com